UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

AEMETIS, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-1407544
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

20400 Stevens Creek Blvd, Suite 700 Cupertino, California	95014
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $0.001 par value	NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): None.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is being filed in connection with the reincorporation (the “Reincorporation”) of Aemetis, Inc., a Nevada corporation (“Aemetis-NV”) and a predecessor to Aemetis, Inc., a Delaware corporation (“Aemetis-DE” or the “Company”), from the State of Nevada to the State of Delaware, pursuant to a plan of conversion, dated October 1, 2021 (the “Plan of Conversion”). The Reincorporation was accomplished by the filing of (1) articles of conversion with the Nevada Secretary of State, and (2) a certificate of conversion, a certificate of incorporation (the “Certificate of Incorporation”) and a certificate of designation for the Company’s Series B Preferred Stock with the Delaware Secretary of State. Pursuant to the Plan of Conversion, the Company also adopted new bylaws. The Company hereby amends the following items, exhibits or other portions of its Form 8-A filed with the Securities and Exchange Commission on June 3, 2014, regarding the description of common stock as set forth therein.

Upon the Reincorporation, each outstanding share of common stock, par value $0.001 per share, of Aemetis-NV automatically converted into one share of common stock, par value $0.001 per share, of Aemetis-DE.

In accordance with Rule 12g-3 under the Exchange Act, the shares of common stock of Aemetis-DE were deemed to be registered under Section 12(b) of the Exchange Act as the successor to Aemetis-NV. Aemetis-DE, as successor to Aemetis-NV hereby expressly adopts this Form 8-A/A as its own for all purposes of the Exchange Act. The Company’s common stock continues to be listed on the NASDAQ Stock Market under the symbol “AMTX.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The Company hereby incorporates by reference the description of the Company’s common stock, par value $0.001 per share, contained in the section entitled “Proposal Three: Reincorporation of Aemetis, Inc. from the State of Nevada to the State of Delaware and Adoption of Other Corporate Changes” in the Company’s predecessor’s definitive proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on July 23, 2021, to the extent such description relates to the common stock of the Company.

Item 2.	Exhibits.

Not applicable.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AEMETIS, INC.

Date: November 10, 2021	By:	/s/ Eric McAfee
Name: Eric McAfee
Title: Chief Executive Officer